DRAWDOWN EQUITY FINANCING AGREEMENT

THIS AGREEMENT is dated as of [—], 2012 (this “Agreement”) and is between Auctus Private Equity Fund, LLC, a Massachusetts corporation (the “Investor”), and AquaLiv Technologies, Inc., a corporation organized and existing under the laws of the State of Nevada (the “Company”).

WHEREAS, the parties desire that, upon the terms and subject to the conditions and limitations contained herein, the Company shall issue and sell to the Investor, from time to time as provided herein, and the Investor shall purchase from the Company up to Three Million Five Hundred Thousand ($3,500,000) of the Company’s common stock, par value $0.001 per share (the “Common Stock”);

WHEREAS, such investments will be made in reliance upon the provisions of Regulation D (“Regulation D”) of the Securities Act of 1933, as amended, and the regulations promulgated thereunder (the “Securities Act”), and or upon such other exemption from the registration requirements of the Securities Act as may be available with respect to any or all of the investments to be made hereunder; and

WHEREAS, contemporaneously with the execution and delivery of this Agreement, the parties hereto are executing and delivering a Registration Rights Agreement, substantially in the form attached hereto (the "Registration Rights Agreement"), pursuant to which the Company has agreed to provide certain registration rights under the Securities Act, and the rules and regulations promulgated thereunder, and applicable state securities laws.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I.
Certain Definitions

Section 1.1 “Advance Request” shall mean the portion of the Commitment Amount requested by the Company in the Drawdown Notice.

Section 1.2 "Advance Shares" shall mean all shares of Common Stock that may be issued or are issuable pursuant to an Advance Request that has been exercised or may be exercised in accordance with the terms, limitations, and conditions of this Agreement.

Section 1.3 “Advance Shares True-Up Date” shall mean the first (1st) Trading Day after expiration of the applicable Pricing Period for an Advance Request.

Section 1.4 “Bid Price” shall mean, on any date, the closing best bid price (as reported by a direct feed service) of the Common Stock on the Principal Market or, if the Common Stock is not traded on a Principal Market, the highest reported bid price for the Common Stock, as furnished by FINRA.

Section 1.5 “Business Day” shall mean shall mean any day other than a Saturday, Sunday or a day on which commercial banks in the City of Boston, Massachusetts are authorized or required by law or executive order to remain closed.

Section 1.6 “Clearing Date” shall be the date on which the Estimated Advance Shares (as defined in Section 2.2(b)) have been deposited into the Investor’s brokerage account and the Investor’s broker has confirmed with the Investor that the Investor may execute trades of such Estimated Advance Shares.

Section 1.7 “Closing” shall mean each of the closings of a purchase and sale of Common Stock pursuant to Section 2.3.

Section 1.8 “Closing Date” shall have the meaning specified in Section 2.3.

Section 1.9 “Commitment Amount” shall mean the aggregate amount of up to Three Million Five Hundred Thousand Dollars ($3,500,000) which the Investor has agreed to provide to the Company in order to purchase the Company’s Common Stock pursuant to the terms and conditions of this Agreement.

Section 1.10 “Commitment Period” shall mean the period commencing on the earlier to occur of (i) the Effective Date, or (ii) such earlier date as the Company and the Investor may mutually agree in writing, and expiring on the earliest to occur of (x) the date on which the Investor shall have made payment of Advance Requests pursuant to this Agreement in the aggregate amount of the Commitment Amount, (y) the date this Agreement is terminated pursuant to Section 10.2, or (z) the date occurring twenty-four (24) months after the Effective Date

Section 1.11 “Commitment Shares” shall have the meaning set forth in Section 12.4(c).

Section  1.12 “Common Stock” shall mean the Company’s Common Stock, par value $0.001 per share issuable pursuant to this Agreement, including but not limited to the Advance Shares and the Commitment Shares. No Drawdown Notice shall be delivered to the Investor if the Company’s Common Stock is trading at or below its par value.

Section 1.13 “Condition Satisfaction Date” shall have the meaning set forth in Section 7.2.

Section 1.14 “Damages” shall mean any loss, claim, damage, liability, reasonable costs and expenses (including, without limitation, reasonable attorney’s fees and disbursements and reasonable costs and expenses of expert witnesses and investigation).

Section 1.15 “Discounted Floor Price” shall be set at Ninety-Three (93%) percent of the Floor Price of the Common Stock during the Pricing Period, in accordance with the terms and conditions of this Agreement.

Section 1.16 “Drawdown Notice” shall mean a written notice, in the form of Exhibit A attached hereto, to the Investor executed by an officer of the Company and setting forth the Advance Request amount that the Company requests from the Investor.

Section 1.16 “Drawdown Notice Date” shall mean any Trading Day during the Commitment Period that the Company provides (in accordance with and deemed delivered pursuant to Section 2.2(d) of this Agreement) to the Investor a Drawdown Notice requesting the Investor to advance funds to the Company at Closing subject to the terms, conditions, and limitations of this Agreement.

Section 1.17 “DTC” shall have the meaning specified in Section 2.3.

Section 1.18 “DWAC” shall have the meaning specified in Section 2.3.

Section 1.19 “Effective Date” shall mean the date on which the SEC first declares effective a Registration Statement registering the resale of the Registrable Securities as set forth in Section 7.2(a).

Section 1.20 “Estimated Advance Shares” shall have the meaning specified in Section 2.2(b).

Section 1.21 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

Section 1.22 “Excluded Day” shall have the meaning specified in Section 2.2(c).

Section 1.23 “Exchange Cap” shall have the meaning specified in Section 2.2(e).

Section 1.24 “FINRA” shall mean the Financial Industry Regulatory Authority.

Section 1.25 “Floor Day” shall have the meaning specified in Section 2.2(c).

Section 1.26 “Floor Price” shall mean, with respect to any Trading Day in a Pricing Period, the lowest price per share of Common Stock provided by the Company in the applicable Drawdown Notice at which the Investor may sell shares of Common Stock in connection with an Advance Request provided however that the Floor Price is equal to or less than the Bid Price of the Common Stock one Trading Day immediately preceding the Drawdown Notice Date and greater than Sixty-Five percent (65%) of the average Bid Price over the ten (10) trading days immediately preceding the Drawdown Notice Date . If the Company does not specify a Floor Price in the applicable Drawdown Notice, then the “Floor Price” shall be deemed to equal Sixty-Five percent (65%) of the average Bid Price over the ten (10) trading days immediately preceding the Drawdown Notice Date. In all circumstances the specified Floor Price must be above par value.

Section 1.27 “Material Adverse Effect” shall mean (i) any condition, occurrence, state of facts or event having, or insofar as reasonably can be foreseen would likely have, any material adverse effect on the legality, validity or enforceability of the Transaction Documents or the transactions contemplated thereby, (ii) any condition, occurrence, state of facts or event having, or insofar as reasonably can be foreseen would likely have, any effect on the business, operations, properties, financial condition or prospects of the Company that is material and adverse to the Company and its Subsidiaries, taken as a whole, and/or (iii) any condition, occurrence, state of facts or event that would, or insofar as reasonably can be foreseen would likely, prohibit or otherwise materially interfere with or delay the ability of the Company to perform any of its obligations under any of the Transaction Documents to which it is a party.

Section 1.28 “Market Price” shall mean the average of the Bid Prices of the Common Stock during the Pricing Period.

Section 1.29 “Maximum Advance Amount” shall not exceed the lesser of (a) One Hundred Fifty Thousand Dollars ($150,000) or (b) two hundred (200%) percent of the average daily volume of the Common Stock for the ten (10) Trading Days immediately preceding the applicable Drawdown Notice Date, multiplied by the average of the Bid Prices for the ten (10) Trading Days immediately preceding the applicable Drawdown Notice Date, rounded down to the nearest hundred dollars.

Section 1.30 “Ownership Limitation” shall have the meaning specified in Section 2.2(f).

Section 1.31 “Par Value Payment” shall have the meaning specified in Section 2.2(b).

Section 1.32 “Person” shall mean an individual, a corporation, a partnership, an association, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

Section 1.33 “Pricing Period” shall mean the five (5) consecutive Trading Days immediately following the Clearing Date associated with the applicable Drawdown Notice and during which the Purchase Price of the Common Stock is valued.

Section 1.34 “Principal Market” shall mean the Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market, the American Stock Exchange, the OTC Bulletin Board, OTC Pink Sheets or the New York Stock Exchange, whichever is at the time the principal trading exchange or market for the Common Stock.

Section 1.35 “Purchase Price” shall be set at Ninety-Three (93%) percent of the Market Price of the Common Stock during the Pricing Period, in accordance with the terms and conditions of this Agreement.

Section 1.36 "Registrable Securities," shall mean (i) any shares of Common Stock issued or issuable as Advance Shares, (ii) any shares of capital stock issued or issuable as a dividend on or in exchange for or otherwise with respect to any of the foregoing, (iii) any other shares of common stock issued or issuable to the Investor pursuant to the terms of this Agreement, this Registration Rights Agreement or any other Transaction Document (with the exception of the Commitment Shares) (iv) shares of capital stock of a successor entity into which the shares of Common Stock are converted or exchanged and (v) any securities issued or issuable upon any stock split, dividend or other distribution, recapitalization or similar event with respect to the foregoing to be issued hereunder (a) in respect of which the Registration Statement has not been declared effective by the SEC, (b) which have not been sold under circumstances meeting all of the applicable conditions of Rule 144 (or any similar provision then in force) under the Securities Act (“Rule 144”) or (c) which have not been otherwise transferred to a holder who may trade such shares without restriction under the Securities Act, and the Company has delivered a new certificate or other evidence of ownership for such securities not bearing a restrictive legend.

Section 1.37 “Registration Limitation” shall have the meaning specified in Section 2.2(a).

Section 1.38 “Registration Rights Agreement” shall mean the Registration Rights Agreement, dated the date hereof, regarding the filing of the Registration Statement for the resale of the Registrable Securities, entered into between the Company and the Investor.

Section 1.39 “Registration Statement” shall mean a registration statement on Form S-1 or Form S-3 (if use of such form is then available to the Company pursuant to the rules of the SEC and, if not, on such other form promulgated by the SEC for which the Company then qualifies and which counsel for the Company shall deem appropriate, and which form shall be available for the resale of the Registrable Securities to be registered thereunder in accordance with the provisions of this Agreement and the Registration Rights Agreement, and in accordance with the intended method of distribution of such securities), for the registration of the resale by the Investor of the Registrable Securities under the Securities Act.

Section 1.40 “Registration Statement Eligibility Cap” shall have the meaning specified in Section 2.2(e).

Section 1.41 “Regulation D” shall have the meaning set forth in the recitals of this Agreement.

Section 1.42 “SEC” shall mean the United States Securities and Exchange Commission.

Section 1.43 “Securities Act” shall have the meaning set forth in the recitals of this Agreement.

Section 1.44 “SEC Documents” shall mean Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K and Proxy Statements of the Company as supplemented to the date hereof, filed by the Company for a period of at least twelve (12) months immediately preceding the date hereof, until such time as the Company no longer has an obligation to maintain the effectiveness of a Registration Statement as set forth in the Registration Rights Agreement.

Section 1.45 “Share Value” shall have the meaning set forth in Section 12.4(c).

Section 1.46 “Trading Day” shall mean any day during which the New York Stock Exchange shall be open for business.

Section 1.47 “Transaction Documents” shall mean, collectively, the Registration Rights Agreement and the Drawdown Equity Financing Agreement entered into by the parties on the Effective Date.

Section 1.48 “Valuation Date” shall have the meaning set forth in Section 12.4(c).

ARTICLE II
Advance Requests

Section 2.1 Advance Requests. Subject to the terms, conditions and limitations of this Agreement (including, without limitation, the provisions of Article VII hereof), the Company may, at its sole and exclusive option, issue and sell to the Investor from time to time during the Commitment Period, and, except for conditions outside of the Investor’s control, the Investor shall purchase from the Company, shares of the Company’s Common Stock by the delivery, in the Company’s sole discretion, of Drawdown Notices in accordance with Section 2.2. Subject to the terms, conditions and limitations of this Agreement (including, without limitation, the provisions of Article VII hereof), the number of Advance Shares that the Investor shall purchase pursuant to a Drawdown Notice shall be determined by dividing the applicable Advance Request, as such Advance Request may be reduced pursuant to Section 2.2(c), by the Purchase Price with respect to such Drawdown Notice, together with such additional shares of Common Stock that may be purchased pursuant to Section 2.2(c).

Section 2.2 Mechanics.

(a) Drawdown Notice. Subject to the terms, conditions and limitations of this Agreement (including, without limitation, the provisions of Article VII hereof), the Company may, at its sole and exclusive option from time to time during the Commitment Period, deliver a Drawdown Notice to the Investor setting forth the Advance Request that the Company requests from the Investor on the applicable Closing Date. Notwithstanding anything herein to the contrary, in no event shall (i) any Advance Request designated by the Company in any Drawdown Notice exceed the Maximum Advance Amount, (ii) the aggregate amount of all Advance Requests pursuant to this Agreement exceed the Commitment Amount, (iii) the number of shares of Common Stock issuable to the Investor pursuant to a Drawdown Notice cause the aggregate number of shares of Common Stock beneficially owned (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder) by the Investor and its affiliates to exceed the Ownership Limitation, (iv) if the Common Stock is listed or quoted on The Nasdaq Stock Market or any other U.S. national securities exchange during the Commitment Period, the number of shares of Common Stock issuable to the Investor pursuant to a Drawdown Notice cause the aggregate number of shares of Common Stock that would be issued pursuant to this Agreement, together with all shares of Common Stock issued pursuant to any transactions that may be aggregated with the transactions contemplated by this Agreement under applicable rules of The Nasdaq Stock Market or any other Principal Market on which the Common Stock may be listed or quoted, to exceed the Exchange Cap and (v) the number of shares of Common Stock issuable to the Investor pursuant to a Drawdown Notice exceed the number of shares of Common Stock then available for resale by the Investor under the Registration Statement (the “Registration Limitation”). In connection with each Drawdown Notice delivered by the Company, if any portion of the applicable Advance Request would result in any of the limitations set forth in this Section 2.2(a) to be exceeded, such portion of such Advance Request shall be void ab initio. Unless the parties agree in writing otherwise, there shall be a minimum of five (5) Trading Days between a Closing Date and a subsequent Drawdown Notice Date.

(b) Delivery of Estimated Advance Shares. On a Drawdown Notice Date, the Company shall deliver to the Investor’s brokerage account an estimated number of shares of Common Stock, rounded down to the nearest whole share, equal to the Advance Request indicated in the applicable Drawdown Notice divided by the Bid Price on the Trading Day immediately preceding the Drawdown Notice Date, multiplied by two hundred percent (200%) (the “Estimated Advance Shares”). On the Trading Day immediately following the applicable Clearing Date, the Investor shall acknowledge consideration by segregating funds in the amount equal to the par value of the Estimated Advance Shares (“Par Value Payment”) in the Investor’s brokerage account, held for the duration of the Pricing Period and adjusted at the Closing. Under no circumstances shall the Par Value Payment exceed the amount of the Advance Request specified in the Drawdown Notice and no Drawdown Notice shall be delivered to the Investor if the Company’s Common Stock is trading at or below its par value. The Company acknowledges and agrees that the Investor may sell shares of the Company’s Common Stock relating to a particular Drawdown Notice, including, without limitation, all of the Estimated Advance Shares delivered on the Clearing Date with respect to such Drawdown Notice, at any time after the Drawdown Notice is received by the Investor. If the amount of Estimated Advance Shares due to be delivered to the Investor pursuant to a particular Drawdown Notice would result in the Investor exceeding the Ownership Limitation, then the Estimated Advance Shares shall be automatically reduced to an amount when aggregated with all other shares of Common Stock then beneficially owned by the Investor and its affiliates shall not exceed the Ownership Limitation.  As a result, the amount specified in the Drawdown Notice shall be reduced to conform to the Ownership Limitation in order to allow for the Investor to have two hundred percent (200%) worth of Estimated Advance Shares.

(c) Maximum Advance Amount, Floor Price.  In relation to each Drawdown Notice, the Company may, in its sole discretion, designate a Floor Price. Any Floor Price designated by the Company in a Drawdown Notice may not be changed by the Company once the Drawdown Notice is submitted to the Investor. The amount of the Advance Request set forth in a Drawdown Notice shall automatically be reduced by one-fifth (20%) for each Trading Day during the Pricing Period that any one or more of the following occur: (i) the bid price of the Common Stock falls below the Floor Price at any time during the Trading Day (each such day, a “Floor Day”), (ii) trading in the Common Stock is suspended for any reason during trading hours on the Principal Market on the Trading Day (each such day, an “Excluded Day”), (iii) the bid price of the Common Stock falls below its par value at any time during the Trading Day (each such day, an “Excluded Day”), or (iv) there is a public holiday or no trading volume in the Common Stock on the Principal Market on the Trading Day (each such day, an “Excluded Day”). The Investor shall immediately cease selling any shares of Common Stock with respect to the Drawdown Notice if the bid price of the Common Stock falls below the Floor Price; provided, however, that the Investor may reinitiate selling shares of Common Stock on any Floor Day if the bid price of the Common Stock exceeds the Floor Price. The number of Advance Shares to be issued and delivered to the Investor at the Closing (in accordance with Section 2.3 of this Agreement) with respect to a Drawdown Notice that includes one or more Floor Days shall be determined based on the applicable Advance Request, as it may be reduced pursuant to this Section 2.2(c), provided however, that the Company shall be obligated to sell, and the Investor shall be obligated to purchase, at a price equal to the Floor Price multiplied by 93% (“The Discounted Floor Price”), any shares of Common Stock corresponding to such Drawdown Notice that have been sold by the Investor on any Floor Day (all of which shares shall be deemed Advance Shares).  The Investor shall provide the Company with notice of the number of shares of Common Stock sold by the Investor on any Floor Day prior to the applicable Closing.

(d) Date of Delivery of Drawdown Notice.  A Drawdown Notice shall be deemed delivered on: (i) the Trading Day it is received by email or fax if such notice is received prior to 5:00 pm Eastern Time; or (ii) the immediately succeeding Trading Day if the Drawdown Notice is received by facsimile or otherwise after 5:00 pm Eastern Time on a Trading Day or at any time on a day which is not a Trading Day.  No Drawdown Notice may be deemed delivered on a day that is not a Trading Day or if positive receipt is not acknowledged by the Investor.

(e) Exchange Cap. If the Common Stock is listed or quoted on The Nasdaq Stock Market or any other U.S. national securities exchange during the Commitment Period, the Company shall not issue or sell any shares of Common Stock pursuant to this Agreement, and the Investor shall not purchase or acquire any shares of Common Stock pursuant to this Agreement, to the extent that after giving effect thereto, the aggregate number of all shares of Common Stock that would be issued pursuant to this Agreement, together with all shares of Common Stock issued pursuant to any transactions that may be aggregated with the transactions contemplated by this Agreement under applicable rules of The Nasdaq Stock Market or any other Principal Market on which the Common Stock may be listed or quoted, would exceed the maximum number of shares of Common Stock that the Company may issue pursuant to this Agreement and the transactions contemplated hereby without (1) breaching the Company’s obligations under the applicable rules of The Nasdaq Stock Market or any other Principal Market on which the Common Stock may be listed or quoted or (2) obtaining stockholder approval under the applicable rules of The Nasdaq Stock Market or any other Principal Market on which the Common Stock may be listed or quoted (the “Exchange Cap”), unless and until the Company elects to solicit stockholder approval of the transactions contemplated by this Agreement and the stockholders of the Company have in fact approved the transactions contemplated by this Agreement in accordance with the applicable rules and regulations of The Nasdaq Stock Market, any other Principal Market on which the Common Stock may be listed or quoted, and the Certificate of Incorporation and Bylaws of the Company.

(f) Ownership Limitation. The Company shall not issue or sell, and the Investor shall not purchase or acquire, any shares of Common Stock under this Agreement which, when aggregated with all other shares of Common Stock then beneficially owned by the Investor and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder), would result in the beneficial ownership by the Investor and its affiliates of more than 4.99% of the then issued and outstanding shares of Common Stock (the “Ownership Limitation”). If the Ownership Limitation is met during a Pricing Period, then the Company shall not issue or sell, and the Investor shall not purchase or acquire, any additional shares of Common Stock.   The amount specified in the Drawdown Notice shall be reduced as a result to conform to the Ownership Limitation and the amount of proceeds ultimately due to the Company will be reduced. Upon the written or oral request of the Investor, the Company shall confirm orally or in writing to the Investor within two (2) Business Days of such request the number of shares of Common Stock then outstanding. The Investor and the Company shall each cooperate in good faith in the determinations required hereby and the application hereof.

Section 2.3 Closings.  Subject to the terms and conditions of this Agreement, the Investor promptly shall notify the Company in writing of the occurrence of the Clearing Date associated with a Drawdown Notice. The Pricing Period with respect to such Drawdown Notice shall begin on the first (1st) Trading Day immediately following the applicable Clearing Date.  At the end of the Pricing Period, the Purchase Price and the amount of the Advance Request (taking into account adjustments and/or reductions) shall be established and the number of Advance Shares shall be determined for a particular Advance Request (which shall include any shares of Common Stock sold by the Investor on any Floor Day). If the number of Estimated Advance Shares initially delivered to the Investor pursuant to Section 2.2(b) is greater than the aggregate number of Advance Shares to be purchased by the Investor pursuant to such Advance Request, then, on the Advance Shares True-Up Date, the Investor shall deliver to Company any excess Estimated Advance Shares associated with such Advance Request unless the parties mutually agree for the Investor to retain such excess Common Shares to apply to the next Advance Request.  If the number of Estimated Advance Shares initially delivered to the Investor pursuant to Section 2.2(b) is less than the aggregate number of Advance Shares to be purchased by the Investor pursuant to such Advance Request, then, on the Advance Shares True-Up Date, the Company shall deliver to the Investor the difference between the Estimated Advance Shares and the Advance Shares issuable pursuant to such Advance Request.  In all circumstances any amount of additional shares due to the Investor to make up this difference on the Advance Share True-Up Date shall not cause the Investor to exceed the 4.99% Ownership Limitation.  The amount specified in the Drawdown Notice shall be reduced as a result to conform to the Ownership Limitation and the amount of proceeds ultimately due to the Company will be reduced.  The Closing of an Advance Request shall occur upon the date (the “Closing Date”) on which the settlement of trades of the Advance Shares that occurred during the applicable Pricing Period and after the applicable Advance Shares True-Up Date associated with such Drawdown Notice in the Investor’s brokerage account has been completed and when any additional Advance Shares, if required after an Advance Share True-Up Date, have been deposited into the Investor’s brokerage account without restrictive legend and only after the Investor’s broker has confirmed with the Investor that the Investor may execute trades. A Closing may be delayed if shares are sent via physical delivery in certificate form.  In all circumstances no subsequent Drawdown Notice(s) may be deemed delivered and the Investor has no obligation to accept subsequent Drawdown Notice(s) until all shares of Common Stock related to a previous Drawdown Notice’s Advance Share True-Up Date have been deposited into the Investor’s brokerage account without restrictive legend and only after the Investor’s broker has confirmed with the Investor that the Investor may execute trades related to them. Once the settlement of Advance Shares has been confirmed and, if applicable, any subsequent Advance Shares due to the Investor have been received and their delivery confirmed, then the Investor shall deliver to the Company, by wire transfer of immediately available funds to an account designated in writing by the Company, (i) the Advance Request specified in the Drawdown Notice, as reduced pursuant to Section 2.2(c) (as applicable), plus (ii) an amount equal to the number of shares of Common Stock corresponding to such Drawdown Notice that have been sold by the Investor on any Floor Day during the applicable Pricing Period multiplied by the Discounted Floor Price, less (iii) the Par Value Payment. In the event that the Investor is no longer able, due to time constraints beyond its control, to perform a wire on any particular Trading Day, then the wire will be promptly executed on the next following Trading Day. In lieu of delivering physical certificates representing the Common Stock issuable in accordance with this Section 2.3, and provided that the Company’s transfer agent is then participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer (FAST) program, upon request of the Investor, the Company shall cause the Company’s transfer agent to electronically transmit the applicable Advance Shares by crediting the account of the Investor's prime broker with DTC through its Deposit Withdrawal Agent Commission ("DWAC") system, and provide proof satisfactory to the Investor of such delivery. In addition, on or prior to the Closing Date, each of the Company and the Investor shall deliver to the other all documents, instruments and writings required to be delivered by either of them pursuant to this Agreement in order to implement and effect the transactions contemplated herein.  To the extent the Company has not paid the fees, expenses, and disbursements to the Investor in accordance with Sections 2.4 and 12.4, then the amount of such fees, expenses, and disbursements may be withheld by the Investor (and shall be paid to the relevant party) from the wire transfer pursuant to that particular Drawdown Notice. If in the event that on a Closing Date the Advance Request has been reduced to a dollar amount that does not exceed the initial Par Value Payment made by the Investor, then that difference, up to the full Par Value Payment, will be required to be returned to the Investor by the Company on the next following Trading Day via wire transfer, if applicable. In all circumstances no subsequent Drawdown Notice(s) may be deemed delivered and the Investor has no obligation to accept subsequent Drawdown Notice(s) if any amount of a Par Value Payment is outstanding and due to the Investor.

(a) Company’s Obligations Upon Closing.

(i) The Company shall use all reasonable efforts to become DTC eligible within a reasonable time of the date of this Agreement.  Upon approval of DTC eligibility, and provided that the Company’s transfer agent then is participating in the DTC Fast Automated Securities Transfer (FAST) program, upon request of the Investor, the Company shall cause the Company’s transfer agent to electronically transmit all shares of Common Stock issuable in accordance with Sections 2.2,2.3 and 12.4 by crediting the account of the Investor's prime broker with DTC through its DWAC system, and provide proof satisfactory to the Investor of such delivery, all of which shares of Common Stock shall be freely tradable and transferable and without restriction on resale pursuant to the Registration Statement (and no stop-transfer order shall be placed against transfer thereof), and the Company shall not take any action or give any instructions to any transfer agent of the Company otherwise.

All physical certificates representing the Common Stock issuable in accordance with Sections 2.2, 2.3, and 12.4, if applicable, shall be free of restrictive legends, and all of such shares of Common Stock shall be freely tradable and transferable and without restriction on resale pursuant to the Registration Statement (and no stop-transfer order shall be placed against transfer thereof), and the Company shall not take any action or give any instructions to any transfer agent of the Company otherwise.

(ii) The Registration Statement covering the resale by the Investor of the Registrable Securities shall have been declared effective under the Securities Act by the SEC and shall remain effective, and the Investor shall be permitted to utilize the prospectus therein to resell (a) all of the Advance Shares issued pursuant to all prior Drawdown Notices and (b) all of the Advance Shares issuable pursuant to the applicable Drawdown Notice.

(iii) The Company shall have obtained all material permits and qualifications required by any applicable state for the offer and sale of the Registrable Securities, or shall have the availability of exemptions therefrom.  The sale and issuance of the Registrable Securities shall be legally permitted by all laws and regulations to which the Company is subject.

(iv) The Company shall file with the SEC in a timely manner all reports, notices and other documents required of a “reporting company” under the Exchange Act and applicable Commission regulations.

(v) The fees as set forth in Section 12.4 below shall have been paid or can be withheld as provided in Section 2.3.

(vi) The Company’s transfer agent shall be DWAC eligible.

(b) Investor’s Obligations Upon Closing. Subject to the terms, conditions, and limitations of this Agreement, upon receipt of the shares referenced in Section 2.3(a)(i) above and provided the Company is in compliance with its obligations in Sections 2.2, 2.3,7.2, and 12.4, the Investor shall deliver to the Company the amount of the Advance Request specified in the Drawdown Notice (taking into account adjustments and/or reductions) by wire transfer of immediately available funds.

Section 2.4 Hardship.  In the event the Investor sells shares of the Company’s Common Stock after receipt of a Drawdown Notice and the Company fails to perform its obligations as mandated in Sections 2.2,2.3,7.2 and 12.4 and specifically the Company fails to deliver to the Investor the shares of Common Stock corresponding to the applicable Drawdown Notice pursuant to Sections 2.2 and 2.3 and no later than on the Advance Share True-Up Date, the Company acknowledges that the Investor shall suffer financial hardship and therefore shall be liable for any and all losses, commissions, fees, interest, legal fees or any other financial hardship caused to the Investor.

The Company understands that a delay in the delivery of the securities in the form required pursuant to this registration statement beyond the Closing could result in economic loss to the Investor.  After the Effective Date, as compensation to the Investor for late issuance of such shares (delivery of securities after the applicable closing), the Company agrees to make payments to the Investor in accordance with the schedule below where the number of days overdue is defined as the number of Business Days beyond the close with amount due being cumulative.

The Company understands that if for any reason shares of its Common Stock are not able to be delivered electronically, then significant transaction delays may occur, impacting the ability of transfer agents, brokers, counterparties and intermediaries to deliver and clear shares promptly. This may ultimately delay any applicable Drawdown Notice Date, Clearing Date, Advance Share True-Up Date, and Closing Date related to a Drawdown Notice. Furthermore, the Company understands that additional costs may be associated with the delivery of shares of its Common Stock when issued and/or delivered in certificate form and acknowledges that any related fees will be borne by the Company in full.

The Company shall pay any payments incurred under this Section in immediately available funds upon demand.  Nothing herein shall limit the right of the Investor to pursue damages for the Company’s failure to comply with the issuance and delivery of securities to the Investor.

Payments for Each Number of Days Overdue	For each $10,000 Worth of Common Stock

1	$100
2	$200
3	$300
4	$400
5	$500
6	$600
7	$700
8	$800
9	$900
10	$1000
Over 10	$1000 + $200 for each Business Day beyond the tenth day

Section 2.5 Limitation on Amount of Ownership. Notwithstanding anything to the contrary in this Agreement, in no event shall the Investor be entitled to purchase that number of Shares, which when added to the sum of the number of shares of Common Stock beneficially owned (as such term is defined under Section 13(d) and Rule 13d-3 of the 1934 Act), by the Investor, would exceed 4.99% of the number of shares of Common Stock outstanding on the Closing Date, as determined in accordance with Rule 13d-1(j) of the 1934 Act.

ARTICLE III
Representations and Warranties of Investor

Investor hereby represents and warrants to, and agrees with, the Company that the following are true and correct as of the date hereof and as of each Advance Request True-Up Date:

Section 3.1 Organization and Authorization.  The Investor is duly incorporated or organized and validly existing in the jurisdiction of its incorporation or organization and has all requisite power and authority to purchase and hold the securities issuable hereunder.  The decision to invest and the execution and delivery of this Agreement by such Investor, the performance by such Investor of its obligations hereunder and the consummation by such Investor of the transactions contemplated hereby have been duly authorized and requires no other proceedings on the part of the Investor.  The undersigned has the right, power and authority to execute and deliver this Agreement and all other instruments (including, without limitations, the Registration Rights Agreement), on behalf of the Investor.  This Agreement has been duly executed and delivered by the Investor and, assuming the execution and delivery hereof and acceptance thereof by the Company, will constitute the legal, valid and binding obligations of the Investor, enforceable against the Investor in accordance with its terms.

Section 3.1.1 Evaluation of Risks.  The Investor has such knowledge and experience in financial, tax and business matters as to be capable of evaluating the merits and risks of, and bearing the economic risks entailed by, an investment in the Company and of protecting its interests in connection with this transaction.  It recognizes that its investment in the Company involves a high degree of risk.

Section 3.2 No Legal Advice From the Company.  The Investor acknowledges that it had the opportunity to review this Agreement and the transactions contemplated by this Agreement with his or its own legal counsel and investment and tax advisors.  The Investor is relying solely on such counsel and advisors and not on any statements or representations of the Company or any of its representatives or agents for legal, tax or investment advice with respect to this investment, the transactions contemplated by this Agreement or the securities laws of any jurisdiction.

Section 3.3 Investment Purpose. The securities are being purchased by the Investor for its own account, and for investment purposes.  The Investor agrees not to assign or in any way transfer the Investor’s rights to the securities or any interest therein and acknowledges that the Company will not recognize any purported assignment or transfer except in accordance with applicable Federal and state securities laws.  No other person has or will have a direct or indirect beneficial interest in the securities.  The Investor agrees not to sell, hypothecate or otherwise transfer the Investor’s securities unless the securities are registered under Federal and applicable state securities laws or unless, in the opinion of counsel satisfactory to the Company, an exemption from such laws is available.

Section 3.4 Accredited Investor.  The Investor is an “Accredited Investor” as that term is defined in Rule 501(a)(3) of Regulation D of the Securities Act.

Section 3.5 Information.  The Investor and its advisors (and its counsel), if any, have been furnished with all materials relating to the business, finances and operations of the Company and information it deemed material to making an informed investment decision.  The Investor and its advisors, if any, have been afforded the opportunity to ask questions of the Company and its management.  Neither such inquiries nor any other due diligence investigations conducted by such Investor or its advisors, if any, or its representatives shall modify, amend or affect the Investor’s right to rely on the Company’s representations and warranties contained in this Agreement.  The Investor understands that its investment involves a high degree of risk.  The Investor is in a position regarding the Company, which, based upon employment, family relationship or economic bargaining power, enabled and enables such Investor to obtain information from the Company in order to evaluate the merits and risks of this investment.  The Investor has sought such accounting, legal and tax advice, as it has considered necessary to make an informed investment decision with respect to this transaction.

Section 3.6 Receipt of Documents. The Investor and its counsel have received and read in their entirety:  (i) this Agreement and the Exhibits annexed hereto; (ii) all due diligence and other information necessary to verify the accuracy and completeness of such representations, warranties and covenants; and (iii) answers to all questions the Investor submitted to the Company regarding an investment in the Company; and the Investor has relied on the information contained therein and has not been furnished any other documents, literature, memorandum or prospectus.

Section 3.7 Registration Rights Agreement.  The parties have entered into the Registration Rights Agreement dated the date hereof.

Section 3.8 No General Solicitation.  Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of the shares of Common Stock offered hereby.

Section 3.9 Not an Affiliate.  The Investor is not an officer, director or a person that directly, or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with the Company or any “Affiliate” of the Company (as that term is defined in Rule 405 of the Securities Act).

Section 3.10 Trading Activities.  The Investor’s trading activities with respect to the Company’s Common Stock shall be in compliance with all applicable federal and state securities laws, rules and regulations and the rules and regulations of the Principal Market on which the Company’s Common Stock is listed or traded and Investor will comply with any requests that the SEC makes in connection with the filing of the Registration Agreement to ensure such compliance. Neither the Investor nor its affiliates has an open short position in the Common Stock of the Company, the Investor agrees that it shall not, and that it will cause its affiliates not to, engage in any short sales of or hedging transactions with respect to the Common Stock, provided that the Company acknowledges and agrees that upon receipt of a Drawdown Notice the Investor has the right to sell the shares issued and to be issued to the Investor pursuant to the Drawdown Notice, during the applicable Pricing Period and thereafter.

Section 3.11 No Registration as a Dealer. The Investor is not and will not be required to be registered as a "dealer" under the 1934 Act, either as a result of its execution and performance of its obligations under this Agreement or otherwise.

Section 3.12    Good Standing. The Investor is a limited liability company, duly organized, validly existing and in good standing under the laws of its state of formation and any jurisdiction in which it is conducting business.

ARTICLE IV.
Representations and Warranties of the Company

Except as stated below, on the disclosure schedules attached hereto or in the SEC Documents (as defined herein), the Company hereby represents and warrants to, and covenants with, the Investor that the following are true and correct as of the date hereof:

Section 4.1 Organization and Qualification.  The Company is duly incorporated or organized and validly existing in the jurisdiction of its incorporation or organization and has all requisite corporate power to own its properties and to carry on its business as now being conducted.  Each of the Company and its subsidiaries is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect on the Company and its subsidiaries taken as a whole.

Section 4.2 Authorization, Enforcement, Compliance with Other Instruments.  (i) The Company has the requisite corporate power and authority to enter into and perform this Agreement, the Registration Rights Agreement and any related agreements, in accordance with the terms hereof and thereof, (ii) the execution and delivery of this Agreement, the Registration Rights Agreement and any related agreements by the Company and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by the Company’s Board of Directors and no further consent or authorization is required by the Company, its Board of Directors or its stockholders, (iii) this Agreement, the Registration Rights Agreement and any related agreements have been duly executed and delivered by the Company, (iv) this Agreement, the Registration Rights Agreement and any related agreements constitute the valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors’ rights and remedies.

Section 4.3 Capitalization.  The authorized capital stock of the Company consists of 1,000,000,000 shares of Common Stock, $0.001 par value per share. All of such outstanding shares have been validly issued and are fully paid and nonassessable.  Except as disclosed in the SEC Documents, no shares of Common Stock are subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Company.  Except as disclosed in the SEC Documents, as of the date hereof, (i) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of its subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its subsidiaries is or may become bound to issue additional shares of capital stock of the Company or any of its subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of its subsidiaries, (ii) there are no outstanding debt securities (iii) there are no outstanding registration statements, other than on Form S-1and (iv) there are no agreements or arrangements under which the Company or any of its subsidiaries is obligated to register the sale of any of their securities under the Securities Act (except pursuant to the Registration Rights Agreement).  There are no securities or instruments containing anti-dilution or similar provisions that will be triggered by this Agreement or any related agreement or the consummation of the transactions described herein or therein.  This section shall not prevent the Company, after the date hereof, from obtaining other funding or other means of financing.

Section 4.4 No Conflict.  The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby will not (i) result in a violation of the Certificate of Incorporation, any certificate of designations of any outstanding series of preferred stock of the Company or By-laws or (ii) conflict with or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its subsidiaries is a party, or result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations and the rules and regulations of the Principal Market on which the Common Stock is quoted) applicable to the Company or any of its subsidiaries or by which any material property or asset of the Company or any of its subsidiaries is bound or affected and which would cause a Material Adverse Effect.  Except as disclosed in the SEC Documents, neither the Company nor its subsidiaries is in violation of any term of or in default under its Articles of Incorporation or By-laws or their organizational charter or by-laws, respectively, or any material contract, agreement, mortgage, indebtedness, indenture, instrument, judgment, decree or order or any statute, rule or regulation applicable to the Company or its subsidiaries.  The business of the Company and its subsidiaries is not being conducted in violation of any material law, ordinance, or regulation of any governmental entity.  Except as specifically contemplated by this Agreement and as required under the Securities Act and any applicable state securities laws, the Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under or contemplated by this Agreement or the Registration Rights Agreement in accordance with the terms hereof or thereof.  All consents, authorizations, orders, filings and registrations which the Company is required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the date hereof.  The Company and its subsidiaries are unaware of any fact or circumstance which might give rise to any of the foregoing.

Section 4.5 SEC Documents; Financial Statements.  As of the date hereof, the Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the 1934 Act.   As of their respective dates, to the Company’s knowledge, the financial statements of the Company disclosed in the SEC Documents (the “Financial Statements”) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto.  Such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and, fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).  No other information provided by or on behalf of the Company to the Investor, which is not included in the SEC Documents, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 4.6 No Default.  Except as disclosed in Exhibit 4.6, the Company is not in default in the performance or observance of any material obligation, agreement, covenant or condition contained in any indenture, mortgage, deed of trust or other material instrument or agreement to which it is a party or by which it is or its property is bound and neither the execution, nor the delivery by the Company, nor the performance by the Company of its obligations under this Agreement or any of the exhibits or attachments hereto will conflict with or result in the breach or violation of any of the terms or provisions of, or constitute a default or result in the creation or imposition of any lien or charge on any assets or properties of the Company under its Certificate of Incorporation, By-Laws, any material indenture, mortgage, deed of trust or other material agreement applicable to the Company or instrument to which the Company is a party or by which it is bound, or any statute, or any decree, judgment, order, rules or regulation of any court or governmental agency or body having jurisdiction over the Company or its properties, in each case which default, lien or charge is likely to cause a Material Adverse Effect on the Company’s business or financial condition.

Section 4.7 Absence of Events of Default.  Except for matters described in Exhibit 4.7 and/or this Agreement, no Event of Default, as defined in the respective agreements to which the Company is a party, and no event which, with the giving of notice or the passage of time or both, would become an Event of Default (as so defined), has occurred and is continuing, which would have a Material Adverse Effect on the Company’s business, properties, prospects, financial condition or results of operations.

Section 4.8 Intellectual Property Rights.  The Company and its subsidiaries own or possess adequate rights or licenses to use all material trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and rights necessary to conduct their respective businesses as now conducted.   The Company and its subsidiaries do not have any knowledge of any infringement by the Company or its subsidiaries of trademark, trade name rights, patents, patent rights, copyrights, inventions, licenses, service names, service marks, service mark registrations, trade secret or other similar rights of others, and, to the knowledge of the Company, there is no claim, action or proceeding being made or brought against, or to the Company’s knowledge, being threatened against, the Company or its subsidiaries regarding trademark, trade name, patents, patent rights, invention, copyright, license, service names, service marks, service mark registrations, trade secret or other infringement; and the Company and its subsidiaries are unaware of any facts or circumstances which might give rise to any of the foregoing.

Section 4.9 Employee Relations.  Neither the Company nor any of its subsidiaries is involved in any labor dispute nor, to the knowledge of the Company or any of its subsidiaries, is any such dispute threatened.  None of the Company’s or its subsidiaries’ employees is a member of a union and the Company and its subsidiaries believe that their relations with their employees are good.

Section 4.10 Environmental Laws.  The Company and its subsidiaries are (i) in compliance with any and all applicable material foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval.

Section 4.11 Title.  Except as set forth in Exhibit 4.11, the Company has good and marketable title to its properties and material assets owned by it, free and clear of any pledge, lien, security interest, encumbrance, claim or equitable interest other than such as are not material to the business of the Company.  Any real property and facilities held under lease by the Company and its subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company and its subsidiaries.

Section 4.12 Insurance. Except as set forth in Exhibit 4.12, the Company and each of its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Company and its subsidiaries are engaged.  Neither the Company nor any such subsidiary has been refused any insurance coverage sought or applied for and neither the Company nor any such subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not materially and adversely affect the condition, financial or otherwise, or the earnings, business or operations of the Company and its subsidiaries, taken as a whole.

Section 4.13 Regulatory Permits.  The Company and its subsidiaries possess all material certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct their respective businesses, and neither the Company nor any such subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit.

Section 4.14 Internal Accounting Controls.  Except as disclosed in the SEC documents, the Company and each of its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Representation by the Company relating to internal controls will be made at such time the registration filing has been approved.

Section 4.15 No Material Adverse Breaches, etc.  Except as set forth in Exhibit 4.15, neither the Company nor any of its subsidiaries is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation which, in the judgment of the Company’s officers, has or is expected in the future to have a Material Adverse Effect on the business, properties, operations, financial condition, results of operations or prospects of the Company or its subsidiaries.  Except as set forth in the SEC Documents, neither the Company nor any of its subsidiaries is in breach of any contract or agreement which breach, in the judgment of the Company’s officers, has or is expected to have a Material Adverse Effect on the business, properties, operations, financial condition, results of operations or prospects of the Company or its subsidiaries.

Section 4.16 Absence of Litigation.  Except as set forth in Exhibit 4.16, there is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending against or affecting the Company, the Common Stock or any of the Company’s subsidiaries, wherein an unfavorable decision, ruling or finding would (i) have a Material Adverse Effect on the transactions contemplated hereby (ii) adversely affect the validity or enforceability of, or the authority or ability of the Company to perform its obligations under, this Agreement or any of the documents contemplated herein, or (iii) except as expressly disclosed in the SEC Documents, have a Material Adverse Effect on the business, operations, properties, financial condition or results of operation of the Company and its subsidiaries taken as a whole.

Section 4.17 Subsidiaries.  Except as disclosed in Exhibit 4.17, the Company does not presently own or control, directly or indirectly, any interest in any other corporation, partnership, association or other business entity.

Section 4.18 Tax Status.  Except as disclosed in Exhibit 4.18, the Company and each of its subsidiaries has made or filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject and (unless and only to the extent that the Company and each of its subsidiaries has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply.  There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.

Section 4.19 Certain Transactions.  Except as set forth in Exhibit 4.19 none of the officers, directors, or employees of the Company is presently a party to any transaction with the Company (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

Section 4.20 Fees and Rights of First Refusal.  The Company is not obligated to offer the securities offered hereunder on a right of first refusal basis or otherwise to any third parties including, but not limited to, current or former shareholders of the Company, underwriters, brokers, agents or other third parties.

Section 4.21 Use of Proceeds.  The Company shall use the net proceeds from this offering for general corporate purposes, including, without limitation, the payment of loans incurred by the Company.  However, in no event shall the Company use the net proceeds from this offering for the payment (or loan to any such person for the payment) of any judgment, or other liability, incurred by any executive officer, officer, director or employee of the Company, except for any liability owed to such person for services rendered, or if any judgment or other liability is incurred by such person originating from services rendered to the Company, or the Company has indemnified such person from liability.

Section 4.22 Further Representation and Warranties of the Company.  For so long as any securities issuable hereunder held by the Investor remain outstanding, the Company acknowledges, represents, warrants and agrees that it will maintain the listing of its Common Stock on the Principal Market.

Section 4.23 Opinion of Counsel.  Investor shall receive an opinion letter from counsel to the Company on the date hereof. The Company will obtain for the Investor, at the Company’s expense, any and all opinions of counsel which may be reasonably required in order to sell the securities issuable hereunder without restriction.

Section 4.24 Dilution.  The Company is aware and acknowledges that issuance of shares of the Company’s Common Stock could cause dilution to existing shareholders and could significantly increase the outstanding number of shares of Common Stock.

Section 4.25 Valid Issuance of Common Stock.  The Advance Shares and Commitment Shares, when issued, sold and delivered in accordance with the terms hereof, for the consideration expressed herein, will be validly issued, fully paid and nonassessable, will be issued free of any preemptive rights and, based in part upon the representations made by the Company to the Investor in this Agreement, will be issued in compliance with all applicable U.S. federal and state securities laws.

Section 4.26 Acknowledgement of Terms. The Company acknowledges, represents, and warrants to the Investor that (i) it has had independent legal counsel of its own choosing review, advise, and represent on this Agreement, (ii) it has had sufficient time to review, and has carefully reviewed and fully understands, all the provisions of this Agreement, (iii) the terms of this Agreement are reasonable and fair to the Company, (iv) it is entering knowingly and voluntarily into this Agreement of its own freewill, and (v) it is entering into this Agreement not out of economic duress. Each party and counsel for each party (where such exist) has reviewed this Agreement, and thus agree that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

ARTICLE V.
Indemnification

The Investor and the Company represent to the other the following with respect to itself:

Section 5.1 Indemnification.

(a) In consideration of the Investor’s execution and delivery of this Agreement, and in addition to all of the Company’s other obligations under this Agreement, the Company shall defend, protect, indemnify and hold harmless the Investor, and all of its officers, directors, partners, employees and agents (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Investor Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Investor Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by the Investor Indemnitees or any of them as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Company in this Agreement or the Registration Rights Agreement or any other certificate, instrument or document contemplated hereby or thereby, (b) any breach of any covenant, agreement or obligation of the Company contained in this Agreement or the Registration Rights Agreement or any other certificate, instrument or document contemplated hereby or thereby, or (c) any cause of action, suit or claim brought or made against such Investor Indemnitee not arising out of any action or inaction of an Investor Indemnitee, and arising out of or resulting from the execution, delivery, performance or enforcement of this Agreement or any other instrument, document or agreement executed pursuant hereto by any of the Investor Indemnitees.  To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities, which is permissible under applicable law.

(b) In consideration of the Company’s execution and delivery of this Agreement, and in addition to all of the Investor’s other obligations under this Agreement, the Investor shall defend, protect, indemnify and hold harmless the Company and all of its officers, directors, shareholders, employees and agents (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Company Indemnitees”) from and against any and all Indemnified Liabilities incurred by the Company Indemnitees or any of them as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Investor in this Agreement, the Registration Rights Agreement, or any instrument or document contemplated hereby or thereby executed by the Investor, (b) any breach of any covenant, agreement or obligation of the Investor(s) contained in this Agreement,  the Registration Rights Agreement or any other certificate, instrument or document contemplated hereby or thereby executed by the Investor, or (c) any cause of action, suit or claim brought or made against such Company Indemnitee based on misrepresentations or due to a  breach by the Investor and arising out of or resulting from the execution, delivery, performance or enforcement of this Agreement or any other instrument, document or agreement executed pursuant hereto by any of the Company Indemnitees.  To the extent that the foregoing undertaking by the Investor may be unenforceable for any reason, the Investor shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities, which is permissible under applicable law.

(c) The obligations of the parties to indemnify or make contribution under this Section 5.1 shall survive termination.

ARTICLE VI.
Covenants of the Company

Section 6.1 Registration Rights.  The Company shall cause the Registration Rights Agreement to remain in full force and effect and the Company shall comply in all material respects with the terms thereof. During the Commitment Period, the Company shall notify the Investor promptly if (i) the Registration Statement shall cease to be effective under the Securities Act, (ii) the Common Stock shall cease to be authorized for listing on the Principal Market, (iii) the Common Stock ceases to be registered under Section 12(g) of the Exchange Act or (iv) the Company fails to file in a timely manner all reports and other documents required of it as a reporting company under the Exchange Act.

Section 6.2 Listing of Common Stock.  The Company shall maintain the Common Stock’s authorization for quotation on the Principal Market and the Commitment Shares shall be so listed or quoted.

Section 6.3. Comfort Letters. At the reasonable request of the Investor the Company will request that its independent accountants furnish to the Investor a letter, in form and substance reasonably satisfactory to the Investor, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements of the Company dated the date of and provided within a reasonable period of time after (i) the date hereof, (ii) the date the Registration Statement or the Prospectus shall be amended (other than (1) in connection with the filing of a prospectus supplement that contains solely the information required (2) in connection with the filing of any report or other document under Section 13, 14 or 15(d) of the Exchange Act by the Company or (3) by a prospectus supplement relating to the offering of other securities (including, without limitation, other shares of Common Stock)) and (iii) the date of filing or amending each Annual Report on Form 10-K and Quarterly Report on Form 10-Q for a period in which an Advance Request was delivered pursuant to this Agreement and which are incorporated by reference in the Registration Statement.

Section 6.4. Stamp Duties. Without limiting anything else in this Agreement, the Company shall indemnify the Investor against any claim, action, damage, loss liability, cost charge, expense outgoing or payment, including ay penalty, fine or interest, which the Investor pays, suffers, incurs, or is liable for, in connection with (including any administration costs of the Investor in connection in the matters referred to in the preceding pat of this sentence, any legal costs and expenses and any professional consultants’ fees for any of the above on a full indemnity basis:

(a) the stamping of, or any stamp duty payable on, any of the following: (i) this Agreement; (ii) any contemplated transaction or Advance Request under this Agreement;

(b) any inquiry by a governmental authority or regulatory body in connection with the assessment for stamp duty of the documents referred to in this clause involving the Investor;

(c) any future, or any change in any present or future, stamp duty law or regulation or stamp duty or state or territory revenue office practice (with which, if not having the force of law, compliance is in accordance with the practice or responsible bankers and financial institutions in the jurisdiction concerned; and/or

(d) any litigation or administrative proceedings (including any objection made to a stamp duty or state or territory revenue office) taken against or involving the Investor in connection with the assessment for stamp duty of the documents or transactions referred to in this Agreement.

Section 6.5 Exchange Act Registration.  The Company will cause its Common Stock to continue to be registered under Section 12(g) of the Exchange Act, will file in a timely manner all reports and other documents required of it as a reporting company under the Exchange Act and will not take any action or file any document (whether or not permitted by Exchange Act or the rules thereunder) to terminate or suspend such registration or to terminate or suspend its reporting and filing obligations under said Exchange Act.

Section 6.6 Transfer Agent Instructions.  Upon effectiveness of the Registration Statement the Company shall deliver instructions to its transfer agent to issue shares of Common Stock to the Investor free of restrictive legends for any Advance Shares on each Drawdown Notice Date and each Advance Shares True-Up Date subject to the terms, conditions, and limitations of this Agreement.

Section 6.7 Corporate Existence.  The Company will take all steps necessary to preserve and continue the corporate existence of the Company.

Section 6.8 Notice of Certain Events Affecting Registration; Suspension of Right to Make an Advance Request.  The Company will immediately notify the Investor as soon as practible, upon its becoming aware of the occurrence of any of the following events in respect of the Registration Statement or related prospectus relating to an offering of Registrable Securities: (i) receipt of any request for additional information by the SEC or any other Federal or state governmental authority during the period of effectiveness of the Registration Statement for amendments or supplements to the registration statement or related prospectus; (ii) the issuance by the SEC or any other Federal or state governmental authority of  any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose; (iii) receipt of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; (iv) the happening of any event that makes any statement made in the Registration Statement or related prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in the Registration Statement, related prospectus or documents so that, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the related prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and (v) the Company’s reasonable determination that a post-effective amendment to the Registration Statement would be appropriate; and the Company will promptly make available to the Investor any such supplement or amendment to the related prospectus.  The Company shall not deliver to the Investor any Drawdown Notice during the continuation of any of the foregoing events.

Section 6.9. Prohibited Transactions. During the term of this Agreement, the Company shall give the Investor five (5) days notice of the closing of any Prohibited Transaction. For the purposes of this Agreement, the term “Prohibited Transaction” shall refer to the issuance by the Company of any “future priced securities,” which shall mean the issuance of shares of Common Stock or securities of any type whatsoever that are, or may become, convertible or exchangeable into shares of Common Stock where the purchase, conversion or exchange price for such Common Stock is determined using any floating discount or other post-issuance adjustable discount to the market price of Common Stock, including, without limitation, pursuant to any equity line financing, stand-by equity distribution agreements, at the market transactions or convertible securities and loans that are substantially similar to the financing provided for under this Agreement, provided that any future issuance by the Company of (i) a convertible security (“Convertible Security”) that (A) contains provisions that adjust the conversion price of such Convertible Security in the event of stock splits, dividends, distributions, reclassifications or similar events or pursuant to anti-dilution provisions or (B) is issued in connection with the Company obtaining debt financing for research and development purposes where the issuance of Convertible Securities is conditioned upon the Company meeting certain defined clinical milestones, (ii) securities in a registered direct public offering or an unregistered private placement where the price per share of such securities is fixed concurrently with the execution of definitive documentation relating to the offering or placement, as applicable and (iii) securities issued in connection with a secured debt financing, shall not be a Prohibited Transaction.

Section 6.10 Restriction on Sale of Capital Stock.  During the Commitment Period, the Company shall not, without five (5) days written notice to the Investor (i) issue or sell any Common Stock or Preferred Stock without consideration or for a consideration per share less than the Bid Price of the Common Stock determined immediately prior to its issuance, (ii) issue or sell any Preferred Stock warrant, option, right, contract, call, or other security or instrument granting the holder thereof the right to acquire Common Stock without consideration or for a consideration per share less than the Bid Price of the Common Stock determined immediately prior to its issuance, or (iii) file any registration statement on Form S-8.

Section 6.11 Consolidation; Merger.  The Company shall not, at any time after the date hereof, effect any merger or consolidation of the Company with or into, or a transfer of all or substantially all the assets of the Company to another entity (a “Consolidation Event”) unless the resulting successor or acquiring entity (if not the Company) assumes by written instrument the obligation to deliver to the Investor such shares of stock and/or securities as the Investor is entitled to receive pursuant to this Agreement prior to the closing date of any merger.

Section 6.12 Issuance of the Company’s Common Stock.  The sale of the shares of Common Stock shall be made in accordance with the provisions and requirements of Regulation D and any applicable state securities law.

Section 6.13 Review of Public Disclosures.  All SEC filings (including, without limitation, all filings required under the Exchange Act, which include Forms 10-Q, 10-K, 8-K, etc) and other public disclosures made by the Company, including, without limitation, all press releases, investor relations materials, and scripts of analysts meetings and calls, shall be reviewed and approved for release by the Company’s attorneys and, if containing financial information, the Company’s independent certified public accountants. All press releases referencing the Investor shall first be approved by Investor prior to release.

Section 6.14 Market Activities. The Company will not, directly or indirectly, (i) take any action designed to cause or result in, or that constitutes or might reasonably be expected to constitute, the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Common Stock or (ii) sell, bid for or purchase the Common Stock, or pay anyone any compensation for soliciting purchases of the Common Stock.

Section 6.15 Change in Law or Policy.  In the event of a change in law, or policy of the SEC, as evidenced by a No-Action letter or other written statements of the SEC or FINRA which causes the Investor or the Company to be unable to perform its obligations hereunder, this Agreement shall be automatically terminated, provided that notwithstanding any termination under this Section 6.15, the Investor shall retain full ownership of the Commitment Shares as partial consideration for its commitment hereunder.

Section 6.16. Lock-Up Period. The Company shall cause its officers, insiders, directors, and affiliates or other related parties under control of the Company, to refrain from buying and/or selling Common Stock during each Pricing Period.

ARTICLE VII.
Conditions for Advance and Conditions to Closing

Section 7.1 Conditions Precedent to the Obligations of the Company.  The obligation hereunder of the Company to issue and sell the shares of Common Stock to the Investor incident to each Closing is subject to the satisfaction, or waiver by the Company, at or before each such Closing, of each of the conditions set forth below.

(a) Accuracy of the Investor’s Representations and Warranties.  The representations and warranties of the Investor contained in this Agreement shall be true and correct in all material respects.

(b) Performance by the Investor.  The Investor shall have performed, satisfied and complied in all respects with all covenants, agreements and conditions required by this Agreement and the Registration Rights Agreement to be performed, satisfied or complied with by the Investor at or prior to such Closing.

Section 7.2 Conditions Precedent to the Right of the Company to Deliver a Drawdown Notice.  The right of the Company to deliver a Drawdown Notice to the Investor is subject to the fulfillment by the Company on each Drawdown Notice Date, and the right of the Company to receive an Advance Request from the Investor is subject to the fulfillment by the Company on each Closing Date (each such date, a “Condition Satisfaction Date”), of each of the following conditions:

(a) Registration of the Common Stock with the SEC.  The Company shall have filed with the SEC a Registration Statement with respect to the resale of the Registrable Securities in accordance with the terms of the Registration Rights Agreement.  As set forth in the Registration Rights Agreement, the Registration Statement shall have previously become effective and shall remain effective on each Condition Satisfaction Date and (i) neither the Company nor the Investor shall have received notice that the SEC has issued or intends to issue a stop order with respect to the Registration Statement or that the SEC otherwise has suspended or withdrawn the effectiveness of the Registration Statement, either temporarily or permanently, or intends or has threatened to do so, and (ii) no other suspension of the use or withdrawal of the effectiveness of the Registration Statement or related prospectus shall exist.  The Registration Statement must have been declared effective by the SEC prior to the first Drawdown Notice Date.

(b) Authority.  The Company shall have obtained all permits and qualifications required by any applicable state in accordance with the Registration Rights Agreement for the offer and sale of the shares of Common Stock, or shall have the availability of exemptions therefrom.  The sale and issuance of the shares of Common Stock shall be legally permitted by all laws and regulations to which the Company is subject.

(c) Fundamental Changes. There shall not exist any fundamental changes to the information set forth in the Registration Statement, which would require the Company to file a post-effective amendment to the Registration Statement.

(d) Accuracy of the Company’s Representations and Warranties. The representations and warranties of the Company contained in this Agreement (a) that are not qualified by “materiality” or “Material Adverse Effect” shall be true and correct in all material respects when made and shall be true and correct in all material respects as of the applicable Condition Satisfaction Date with the same force and effect as if made on such dates, except to the extent such representations and warranties are as of another date, in which case, such representations and warranties shall be true and correct in all material respects as of such other date and (b) that are qualified by “materiality” or “Material Adverse Effect” shall have been true and correct when made and shall be true and correct as of the applicable Condition Satisfaction Date with the same force and effect as if made on such dates, except to the extent such representations and warranties are as of another date, in which case, such representations and warranties shall be true and correct as of such other date.

(e) Performance by the Company.  The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement and the Registration Rights Agreement to be performed, satisfied or complied with by the Company at or prior to each Condition Satisfaction Date.

(f) No Injunction.  No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits or directly and adversely affects any of the transactions contemplated by this Agreement, and no proceeding shall have been commenced that may have the effect of prohibiting or adversely affecting any of the transactions contemplated by this Agreement.

(g) No Suspension of Trading in or Delisting of Common Stock.  The trading of the Common Stock is not suspended by the SEC or the Principal Market (if the Common Stock is traded on a Principal Market).  The issuance of shares of Common Stock with respect to the applicable Closing shall not violate the shareholder approval requirements, if any, of the Principal Market (if the Common Stock is traded on a Principal Market).  The Company shall not have received any notice threatening the continued listing of the Common Stock on the Principal Market (if the Common Stock is traded on a Principal Market). If the Company receives any such notice from a Principal Market regarding the continued eligibility of the continued listing of the Common Stock on such automated quotation system or exchange, then the Company shall promptly, and in no event later than the following Business Day, provide to the Investor a copy of any such notice.

(h) Maximum Advance Amount.  The amount of an Advance Request made by the Company shall not exceed and is subject to the limitations set forth in Section 2.2. In no event shall the Company be obligated to issue such additional shares if such issuance may result in non-compliance with any securities laws. If any of the Company’s representations in this Agreement are false or if at any time the Common Stock’s bid price is less than its par value, then no Advance Request shall be permitted.

(i) Five Percent Limitation. On each Closing Date, the number of Advance Shares then to be purchased by the Investor shall not exceed the number of such shares that, when aggregated with all other shares of Common Stock then owned by Investor beneficially or deemed beneficially owned by Investor, would result in Investor owning more than 4.99% of all of such Common Stock as would be outstanding on such Closing Date, as determined in accordance with Section 13(d) and Rule 13d-3 of the Exchange Act and the regulations promulgated thereunder. For purposes of this Section, in the event that the amount of Common Stock outstanding as determined in accordance with Section 13(d) and Rule 13d-3 of the Exchange Act and the regulations promulgated thereunder is greater on a Closing Date than on the date upon which the Drawdown Notice associated with such Closing Date is given, the amount of Common Stock outstanding on such Closing Date shall govern for purposes of determining whether Investor, when aggregating all purchases of Common Stock made pursuant to this Agreement, would own more than 4.99% of the Common Stock following such Closing Date.

(j) No Knowledge.  The Company has no knowledge of any event which would be more likely than not to have the effect of causing such Registration Statement to be suspended or otherwise ineffective.

(k) Executed Drawdown Notice.  The Investor shall have received the Drawdown Notice executed by an officer of the Company and the representations contained in such Drawdown Notice shall be true and correct as of each Condition Satisfaction Date.

(l) Compliance with Laws.  The Company shall have complied with all applicable federal, state and local governmental laws, rules, regulations and ordinances in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, including, without limitation, the Company shall have obtained all permits and qualifications required by any applicable state securities or “blue sky” laws for the offer and sale of the Securities by the Company to the Investor and the subsequent resale of the Registrable Securities by the Investor (or shall have the availability of exemptions therefrom).

(m) No Bankruptcy Proceedings.  The Company shall not have filed for and/or be subject to any bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors instituted by or against the Company or any subsidiary of the Company, or instituted involuntarily against the Company.

(n) [INTENTIONALLY OMITTED]

(o)   Consecutive Drawdown Notices. Except with respect to the first Drawdown Notice, the Company shall have delivered all shares of the Company’s Common Stock to the Investor relating to all prior Drawdown Notices.

(p) Advance Shares DTC Eligible.  The Company shall use all commercially reasonable efforts to make all Advance Shares delivered to the Investor DTC eligible, so that the shares can be immediately converted into electronic form. There is no DTC “chill” or equivalent on the Company’s Common Stock.

(q)        Commitment Shares Delivered. The Company shall have issued to the Investor, or shall have caused its transfer agent to issue to the Investor, certificates representing the Commitment Shares in the name of the Investor or its designee (in which case such designee name shall have been provided to the Company on or prior to the execution of this Agreement and shall be Auctus Private Equity Management, Inc.), in consideration for the Investor’s execution and delivery of this Agreement.  Such certificate shall be delivered to the Investor by overnight courier at its address set forth in Section 11.1 hereof.  For the avoidance of doubt, all of the Commitment Shares shall be fully earned upon receipt regardless of whether or not the Registration Statement is filed or declared effective, regardless of whether or not a Termination occurs and regardless of whether or not any Drawdown Notices are issued by the Company or settled hereunder.

(r)       No Restrictive Legends. If requested by the Investor from and after the date that the Commitment Shares in question can be sold under Rule 144 without volume restrictions (the “Liquidity Date”), the Company shall have either (i) issued and delivered (or caused to be issued and delivered) to the Investor certificates representing the Commitment Shares, that are free from all restrictive and other legends or (ii) caused the Company’s transfer agent to credit the Investor’s or its designee’s account at DTC through its Deposit/Withdrawal at Custodian (DWAC) system with a number of shares of Common Stock equal to the number of Commitment Shares represented by the certificate delivered by the Investor to the Company in accordance with Section 12.4(c) of this Agreement. The date that the shares issued to the Investor can be sold under Rule 144 without volume restrictions shall be six (6) months after the date of such issuance, provided that the Company remains current in its public reporting under the 1934 Act hereafter.

(s) Continuing Clearing House Acceptability. The Common Stock to be issued pursuant to each Drawdown Notice shall continue to be eligible for deposit with and clearing through the Depository Trust Company or another FINRA member clearing firm without cost or expense to the investor. No legend shall be placed on the share certificates representing the Advance Shares.

(t) Par Value Payment. On each Closing, if any amount of Par Value Payment relating to a Drawdown Notice is required to be returned to the Investor, due to adjustments in the amount of an Advance Request or due to the costs and fees associated with facilitating a Drawdown Notice, then the Investor has no obligation to accept a subsequent Drawdown Notice until that amount has been paid in full by the Company to the Investor.

(u) Other. On each Condition Satisfaction Date, Investor shall have received a certificate in substantially the form and substance of Exhibit A hereto, executed by an executive officer of the Company and to the effect that all the conditions to such Closing shall have been satisfied as at the date of each such certificate.

ARTICLE VIII.
Due Diligence Review; Non-Disclosure of Non-Public Information

Section 8.1 Non-Disclosure of Non-Public Information.

(a) The Company covenants and agrees that it shall refrain from disclosing, and shall cause its officers, directors, employees and agents to refrain from disclosing, any material non-public information to the Investor without also disseminating such information to the public, unless prior to disclosure of such information the Company identifies such information as being material non-public information and provides the Investor with the opportunity to accept or refuse to accept such material non-public information for review.

(b) Nothing herein shall require the Company to disclose non-public information to the Investor or its advisors or representatives, and the Company represents that it does not disseminate non-public information to any investors who purchase stock in the Company in a public offering, to money managers or to securities analysts, provided, however, that notwithstanding anything herein to the contrary, the Company will, as hereinabove provided, promptly notify the advisors and representatives of the Investor and, if any, underwriters, of any event or the existence of any circumstance (without any obligation to disclose the specific event or circumstance) of which it becomes aware, constituting non-public information (whether or not requested of the Company specifically or generally during the course of due diligence by such persons or entities), which, if not disclosed in the prospectus included in the Registration Statement would cause such prospectus to include a material misstatement or to omit a material fact required to be stated therein in order to make the statements, therein, in light of the circumstances in which they were made, not misleading.  Nothing contained in this Section 8.1 shall be construed to mean that such persons or entities other than the Investor (without the written consent of the Investor prior to disclosure of such information) may not obtain non-public information in the course of conducting due diligence in accordance with the terms of this Agreement and nothing herein shall prevent any such persons or entities from notifying the Company of their opinion that based on such due diligence by such persons or entities, that the Registration Statement contains an untrue statement of material fact or omits a material fact required to be stated in the Registration Statement or necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

ARTICLE IX.
Choice of Law/Jurisdiction

Section 9.1 Governing Law.  This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts without regard to the principles of conflict of laws.  The parties further agree that any action between them shall be heard in Boston, Massachusetts. for the adjudication of any civil action asserted pursuant to this Agreement.

EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

ARTICLE X.
Assignment; Termination

Section 10.1 Assignment.  Neither this Agreement nor any rights of the Company hereunder may be assigned to any other Person.

Section 10.2 Termination.

(a) Unless terminated earlier as herein provided, the obligations of the Investor to make Advance Requests under Article II hereof shall terminate twenty four (24) months after the Effective Date.

(b) The obligation of the Investor to make an Advance Request to the Company pursuant to this Agreement shall terminate permanently (including with respect to an Advance Request True-Up Date or a Drawdown that has not yet occurred) in the event that (i) there shall occur any stop order or suspension of the effectiveness of the Registration Statement for an aggregate of fifty (50) Trading Days, other than due to the acts of the Investor, during the Commitment Period, or (ii) the Company shall at any time fail materially to comply with the requirements of Article VI and such failure is not cured within thirty (30) days after receipt of written notice from the Investor, provided, however, that this termination provision shall not apply to any period commencing upon the filing of a post-effective amendment to such Registration Statement and ending upon the date on which such post effective amendment is declared effective by the SEC.

(c ) The obligations and rights of each of the Company and the Investor are terminable by the Company at any time upon written notice to the Investor subject at all times to the terms, conditions and obligations that the Company may have to the Investor, including and without limit to any fees, charges and obligations described herein. Prior to issuing any press release, or making any public statement or announcement, with respect to such termination, the Company shall consult with the Investor and shall obtain the Investor’s consent to the form and substance of such press release or other disclosure, which consent shall not be unreasonably delayed or withheld. Any and all shares, or penalties, if any, due under this Agreement shall be immediately payable in cash or by wire transfer and due upon termination of this Agreement.

(d)  The obligation of the Investor to make an Advance Request to the Company pursuant to this Agreement shall terminate permanently if there is a failure for any reason by the Transfer Agent to issue Commitment Shares to the Investor, without restrictive legends, pursuant to a legend removal request, within ten (10) Trading Days after the applicable Required Delivery Date.

(e) The obligation of the Investor to make an Advance Request to the Company pursuant to this Agreement shall terminate permanently if pursuant to or within the meaning of any Bankruptcy Law, the Company commences a voluntary case or any Person commences a proceeding against the Company, a Custodian is appointed for the Company or for all or substantially all of its property, or the Company makes a general assignment for the benefit of its creditors, this Agreement shall automatically terminate without any liability or payment to the Company without further action or notice by any Person.  No such termination of this Agreement under this Section 10.2(e) shall affect the Company's or the Investor's obligations under this Agreement with respect to pending purchases and the Company and the Investor shall complete their respective obligations with respect to any pending purchases under this Agreement.

For purposes of clarification, notwithstanding any Termination described hereunder, the Investor shall retain all of the Commitment Shares in consideration for this Agreement.

ARTICLE XI.
Notices

Section 11.1 Notices.  Any notices, consents, waivers, or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile, provided a copy is mailed by U.S. certified mail, return receipt requested; (iii) three (3) Business Days after being sent by U.S. certified mail, return receipt requested, or (iv) one (1) Business Day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same.  The addresses and facsimile numbers for such communications shall be:

If to the Company, to:
AquaLiv Technologies, Inc. 4550 NW Newberry Hill Road, Suite 202 Silverdale, WA 98383 ATTN: William Wright Telephone: (360) 473-1160
(with a copy which shall not constitute notice to:)	Lucosky Brookman LLP 33 Wood Avenue South, 6th Floor Iselin, NJ 08830 ATTN: Seth A. Brookman, Esq. Telephone: (732) 395-4400 Facsimile: (732) 395-4401

If to the Investor, to:	Auctus Private Equity Fund, LLC 101 Arch Street, Suite 2010 Boston, MA 02110 ATTN: Lou Posner Telephone: 617-532-6408 Facsimile: 617-532-6420

Each party shall provide five (5) Business Days prior written notice to the other party of any change in address or facsimile number.

ARTICLE XII.
Miscellaneous

Section 12.1 Counterparts.  This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature or signature delivered by e-mail in a “.pdf” format data file shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature or a signature in a “.pdf” format data file. In the event any signature page is delivered by electronic transmission, the party using such means of delivery shall cause four (4) additional original executed signature pages to be physically delivered to the other party within five (5) Business Days of the execution and delivery hereof, though failure to deliver such copies shall not affect the validity of this Agreement.

Section 12.2 Entire Agreement; Amendments.  This Agreement supersedes all other prior oral or written agreements between the Investor, the Company, their affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor the Investor makes any representation, warranty, covenant or undertaking with respect to such matters.  No provision of this Agreement may be waived or amended other than by an instrument in writing signed by the party to be charged with enforcement.

Section 12.3 Reporting Entity for the Common Stock.  The reporting entity relied upon for the determination of the trading price or trading volume of the Common Stock on any given Trading Day for the purposes of this Agreement shall be reported by a direct feed service.  The written mutual consent of the Investor and the Company shall be required to employ any other reporting entity.

Section 12.4 Fees and Expenses.  The Company hereby agrees to pay the following fees:

(a) Fees.  Each of the parties shall pay its own fees and expenses (including the fees of any attorneys, accountants, appraisers or others engaged by such party) in connection with this Agreement and the transactions contemplated hereby. The Company shall pay all stamp and other taxes and duties levied in connection with the issuance of any Securities. The Company shall also pay an amount not to exceed five percent (5%) of the Advance Request amount specified in a Drawdown Notice on each Closing Date to cover the costs associated with, but not limited to: DWAC costs, legal review fees, brokerage fees, and wire fees which shall be deducted or withheld by the Investor out of the gross proceeds of each Drawdown.

(b) Origination Fee. The Company is obligated to pay the Investor a non-refundable origination fee equal to Seven Thousand Five Hundred Dollars ($7,500) upon execution of the initial term sheet (which it is hereby acknowledged that such amount was paid by the Company as of the date hereof).

(c)  Commitment Shares. The Company shall pay to the Investor a fee for structuring the facility contemplated hereby by issuing to the Investor that number of shares of the Company’s Common Stock that is equal to Fifty Seven Thousand Five Hundred Dollars ($57,500) (the “Share Value”). For purposes of determining the number of shares issuable to Investor under this Section 12.4(c), the Company’s Common Stock shall be valued at the VWAP as of the close of the business day immediately prior to the date of each issuance (the “Valuation Date”). The Commitment Shares shall be issued by the Company to Investor in three (3) installments as follows: (i) Twelve Thousand Five Hundred Dollars ($12,500) on the date hereof and due immediately upon execution of this Agreement; (ii) Thirty Thousand Dollars ($30,000) on that date which is one hundred eighty (180) days following the date hereof; and (iii) Fifteen Thousand Dollars ($15,000) on that date which is two hundred seventy (270) days following the date hereof. If at any time, any amount of Commitment Shares due to the Investor would result in the beneficial ownership by the Investor and its affiliates of more than 4.99% of the then issued and outstanding shares of Common Stock, then only the amount up to the Ownership Limitation will be issued and delivered to the Investor with the balance due immediately upon request by the Investor from the Company until each installment has been delivered in full. The Investor shall confirm to the Company in writing, the VWAP for the Common Stock as of the Valuation Date, and the corresponding number of Shares issuable on each of such respective issuance dates based on such price. The Company shall instruct its transfer agent to issue certificates representing the Commitment Shares issuable to the Investor immediately upon the Company’s execution of this Agreement and immediately upon each subsequent issuance date, and shall cause its transfer agent to deliver such certificates to Investor within three (3) Trading Days from the date the Company executes this Agreement, and within three (3) Trading Days from each of such subsequent issuance dates. In the event such certificates representing the Commitment Shares issuable hereunder shall not be delivered to the Investor within said three (3) Trading Day period, at each of the respective issuance dates, same shall be an immediate default under this Agreement and Investor shall have no obligation to make any Advances hereunder until such default is cured. The Commitment Shares, when issued, shall be deemed to be validly issued, fully paid, and non-assessable shares of the Company’s Common Stock. The Commitment Shares shall be deemed fully earned as of the date the Company executes this Agreement, regardless of the amount of Advances, if any, that the Company is able to, or chooses to, request hereunder.  If this Agreement is terminated prior to the issuance of the full amount of Commitment Shares, then immediately upon termination all remaining Commitment Shares shall be deemed due regardless of their installment period and required issuable to the Investor by the Company within three (3) Trading Days. The Commitment Shares shall be deemed Registrable Securities hereunder and shall be included on any registration statement filed by the Company after the date hereof, unless such shares may be resold without any limitation of any kind pursuant to Rule 144.

(d)  Legends. The certificate representing the Commitment Shares, except as set forth below, shall each bear a restrictive legend (“Legend”) in substantially the following form (and a stop-transfer order may be placed against transfer of such stock certificate):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL TO THE HOLDER (IF REQUESTED BY THE COMPANY), IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD OR ELIGIBLE TO BE SOLD PURSUANT TO RULE 144 UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

(e)  Removal of Legend.  If either (i) the Registration Statement is Effective, or (ii) such holder provides the Company with an opinion of counsel, in form, substance and scope reasonably acceptable to counsel for the Company (the reasonable cost of which shall be borne by the Investor), to the effect that a public sale or transfer of such Security may be made without registration under the Act, or (iii) such holder provides the Company with reasonable assurances (which assurances shall be adequate to the Company or the Company’s counsel) that such Security can be sold pursuant to Rule 144 (each, a “Legend Removal Condition”), then the Company shall, no later than five (5) Trading Days following the delivery by the Investor to the Company or the Company’s transfer agent (with notice to the Company) of a legended certificate representing the Commitment Shares (endorsed or with stock powers attached, signatures guaranteed, and otherwise in form necessary to affect the reissuance and/or transfer, if applicable), as directed by the Investor, either: (a) issue and deliver (or cause to be issued and delivered) to the Investor a certificate(s) representing such Commitment Shares that is free from all restrictive and other legends or (b) cause the Company’s transfer agent to credit the investor’s or its designee’s account at DTC through its Deposit/Withdrawal at Custodian (DWAC) system with a number of shares of Common Stock equal to the number of Commitment Shares represented by the certificate(s) so delivered by the Investor (the date by which such certificate is required to be delivered to the investor or such credit is so required to be made to the account of the Investor or its designee at DTC pursuant to the foregoing is referred to herein as the “Required Delivery Date ”).

Section 12.5 Confidentiality.  If for any reason the transactions contemplated by this Agreement are not consummated, each of the parties hereto shall keep confidential any information obtained from any other party (except information publicly available or in such party’s domain prior to the date hereof, and except as required by court order) and shall promptly return to the other parties all schedules, documents, instruments, work papers or other written information without retaining copies thereof, previously furnished by it as a result of this Agreement or in connection herein.

Section 12.6 Remedies, Other Obligations, Breaches and Injunctive Relief.  The Investor’s remedies provided in this Agreement shall be cumulative and in addition to all other remedies available to the Investor under this Agreement, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy of the Investor contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit the Investor's right to pursue actual damages for any failure by the Company to comply with the terms of this Agreement.  The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Investor and that the remedy at law for any such breach may be inadequate.  The Company therefore agrees that, in the event of any such breach or threatened breach, the Investor shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

Section 12.7 No Third Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

Section 12.8 Further Assurances.  Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

Section 12.9 Publicity. The Investor shall have the right to pre-approve any press release, SEC filing (including, without limitation, all filings required under the Exchange Act, which include Forms 10-Q, 10-K, 8-K, etc), or any other public disclosure made by or on behalf of the Company whatsoever relating to the Investor, its purchases hereunder or any aspect of this Agreement or the transaction contemplated hereby; provided, however, that the Company shall be entitled, without the prior approval of the Investor, to make any press release or other public disclosure (including any SEC filings) with respect thereto as is required by applicable law and regulations so long as prior to releasing any such press release or any other public disclosure, the Company and its counsel shall have provided the Investor and its counsel with a reasonable opportunity to review and comment upon, and shall have consulted with the Investor and its counsel on the form and substance of such press release or other disclosure. Notwithstanding the foregoing, the Company shall not publicly disclose the name of the Investor without prior consent from the Investor, except to the extent required by law. The Company agrees and acknowledges that its failure to fully comply with this provision constitutes a material adverse affect on its ability to perform its obligations under this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Drawdown Equity Financing Agreement to be executed by the undersigned, thereunto duly authorized, as of the date first set forth above.

COMPANY:
AquaLiv Technologies, Inc.

By:
Name: William Wright
Title: CEO

INVESTOR:
Auctus Private Equity Fund, LLC

By: ___________________________________
Name: Lou Posner
Title: Managing Director

EXHIBIT A

DRAWDOWN NOTICE

AquaLiv Technologies, Inc.

The undersigned, _______________________ hereby certifies, with respect to the sale of shares of Common Stock of AquaLiv Technologies, Inc. (the “Company”) issuable in connection with this Drawdown Notice, delivered pursuant to the Drawdown Equity Financing Agreement (the “Agreement”), as follows:

1. The undersigned is the duly elected ______________ of the Company.

2. There are no fundamental changes to the information set forth in the Registration Statement which would require the Company to file a post effective amendment to the Registration Statement.

3. The Company has performed in all material respects all covenants and agreements to be performed by the Company and has complied in all material respects with all obligations and conditions contained in the Agreement on or prior to the Drawdown Notice Date, and shall continue to perform in all material respects all covenants and agreements to be performed by the Company through the applicable Pricing Period.  All conditions to the delivery of this Drawdown Notice are satisfied as of the date hereof and all of the Company’s conditions to Closing set forth in Section 7.2 of the Agreement have been satisfied as of the Condition Satisfaction Date.

4. The Company hereby represents, warrants and covenants that it has made all filings (“SEC Filings”) required to be made by it pursuant to applicable securities laws (including, without limitation, all filings required under the Securities Exchange Act of 1934, which include Forms 10-Q, 10-K, 8-K, etc.).  All SEC Filings and other public disclosures made by the Company, including, without limitation, all press releases, analysts meetings and calls, etc. (collectively, the “Public Disclosures”), have been reviewed and approved for release by the Company’s attorneys and, if containing financial information, the Company’s independent certified public accountants.  None of the Company’s Public Disclosures contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

5. The Advance Request will be in the amount of up to $_____________________ in Advance Shares.

The current number of shares issued and outstanding is                             and 4.99% of that amount would be_____________.

The number of shares currently available for resale pursuant to the Registration Statement on Form S-1 for the Drawdown Equity Financing Facility is                             .

6. The “Floor Price” for this Drawdown Notice shall be: $______ per share or Sixty-Five (65%) of the average Bid Price over the preceding ten (10) trading days prior to the Drawdown Notice Date, whichever is higher.

The undersigned has executed this Certificate this ____ day of _________________.

AquaLiv Technologies, Inc.

By:

Name: William Wright

Title: CEO